EX – 99.1

[Commerce Energy Group, Inc. Letterhead]

February 28, 2005

Mr. Tom Ulry

Dear Mr. Ulry:

We are pleased to extend to you an offer of employment to join Commerce Energy as a Sr. Vice President Operations at our corporate offices in Costa Mesa, California, reporting to the President. You have indicated that you should be able to commence employment on March 1, 2005

Further specifics of this employment offer are as follows:

Your starting base salary will be $190,000.00 per year, paid to you in biweekly increments and you will also be eligible for an annual discretionary bonus per the board compensation committee approved methodology. In addition, the board compensation committee has undertaken an independent salary review by Mercer, and when that study is finished you will be eligible for an immediate adjustment in your base salary based on the findings of the study.

In addition you receive a grant of 100,000 stock options with an exercise price of $3.50 and are based on the employee stock option plan, of which you will receive documentation. The options vest over 4 years with 25% vesting each year.

You are eligible to participate in Commerce’s Executive Benefit Plan which is fully paid for by the company and includes, medical, dental, vision, life insurance equal to one time your base salary, and long term disability. These benefits also include our Employee Assistance Plan (EAP). Your group insurance would be discussed with you later, in more detail, as you approach the end of your two-month waiting period. However, a summary may also be viewed at www.commerceenergy.com.

You will also be eligible to participate in Commerce’s 401K Plan on the first of the month immediately following the completion of two months of service. Commerce matches 50% of the first 6% of compensation under the Plan, and the Company will begin matching your contributions commencing with your first contribution.

You are also eligible for three weeks vacation in accordance with company policy.

Mr. Tom Ulry – Offer Letter
February 28, 2005

Commerce Energy agrees to pay Mr. Ulry a one time relocation bonus in the amount of $100,000 plus actual out of pocket moving expenses not to exceed $40,000. The moving expenses are to include but not necessarily limited to moving vans and packing, realtor fees, car rental and accommodations when in California, and family relocations costs.

Notwithstanding anything herein to the contrary, please recognize that your employment is at will and either you or Commerce has the right to terminate the employment relationship at any time and for any reason. If however, Commerce determines to end your employment for any reason other than for cause at any time prior to March 2, 2006, Commerce will pay you an amount equal to one times your base salary. Employment at will is specified under Section 2922 of the California Labor Code. This offer is provided contingent upon your satisfactory completion of a drug test and our findings of satisfactory references.

After reviewing this letter, please indicate your acceptance of our offer by signing below and bringing us the letter when you report to work on March 1, 2005. When you arrive for work, please ask for Andrea Ramirez and she will assist you in having the drug test and completing new hire paperwork.

I’m sure you will find your experience with Commerce to be mutually rewarding. We hope you will join the Commerce family and accept this challenging and enjoyable opportunity.

Sincerely,

/S/ PETER WEIGAND

Peter Weigand
President
600 Anton Boulevard, Suite 2000
Costa Mesa, California 92626

I have read and understand the contents of the letter above and accept the terms and conditions of employment outlined therein.

/S/ TOM ULRY	3/1/2005

Tom Ulry	Date